Nu-Med Plus, Inc. Selects NT Associates as its’ Strategic Public Relations Partner.

Salt Lake City, Utah -- (Market wired – July 14, 2015) - Nu-Med Plus, Inc. (OTCBB: NUMD), a medical device company which investigates and develops medical applications of new technologies in the medical field, has selected  New York based corporate advisory firm NT Associates as its strategic public relations partner. NT Associates will be responsible for directing and executing a corporate plan for increased awareness and expansion of Nu-Med Plus, Inc. and its Inhaled Nitric Oxide products throughout the financial arena.

Inhaled Nitric oxide is a medically essential gas that is presently used in Neonate Hypoxia therapy (inadequate oxygen level in newborns) and may have future applications for a variety of other diseases and complications that are currently being investigated. “We are excited to have engaged NT Associates as we move forward pursuing growth, advancement and greater communications about our company and its products with the medical and investment community,” commented Mr. Jeff Robins, President and CEO of Nu-Med-Plus.

About Nu-Med Plus, Inc.

Nu-Med Plus, Inc. is a medical device development company created to explore medical applications of newly developed technologies. The strategy is to focus on high growth potential markets where there is a clearly defined need recognized by the medical community that can be addressed by Nu-Med Plus and its technical expertise. Initial research and product development has been in the delivery of inhaled nitric oxide gas for therapeutic use. For more information please visit www.nu-medplus.com.

Contact:

Jeff Robins

President

801-746-3570

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company's control. Such factors include, among other things: risks and uncertainties relating to the Company's ability to complete proposed private placement financing. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.